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Exhibit 99.1

Susan B. Railey For shareholders and securities brokers (301) 468-3120 James T. Pastore For news media (202) 546-6451	FOR IMMEDIATE RELEASE

CRIIMI MAE Sells 585,000 Series B Preferred Shares

        ROCKVILLE, MD, March 22, 2004—CRIIMI MAE Inc. (NYSE:CMM) announced the sale of 585,000 shares of its 10 7/8% Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") to two institutional investors for aggregate proceeds of approximately $14.9 million or a price of $25.42 per share.

        As a result of this sale, which the Company completed in a direct offering to the purchasers without using an underwriter or placement agent, the number of shares of Series B Preferred Stock outstanding will increase to 2,178,982. The shares of Series B Preferred Stock sold in this transaction will not be entitled to receive the previously declared dividend of 68 cents per share payable on March 31, 2004 to holders of record of currently outstanding Series B Preferred Stock on March 19, 2004.

        The shares of Series B Preferred Stock are expected to be issued upon closing on March 23, 2004 in connection with a distribution by CRIIMI MAE pursuant to the Company's currently effective shelf registration statement (No. 333-112259) dated January 11, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Series B Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering of shares of Series B Preferred Stock is made solely by means of a prospectus supplement and the accompanying prospectus, copies of which, when available, may be obtained from the Company at 11200 Rockville Pike, Rockville, Maryland 20852.

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  Exhibit 99.1
CRIIMI MAE Sells 585,000 Series B Preferred Shares